December 13, 2017

Board of Directors

Marathon Patent Group, Inc.

11100 Santa Monica Blvd, Suite 380

Los Angeles, California 90025

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (“Marathon Common Stock”), of Marathon Patent Group, Inc. (“Marathon” or “Parent”) of the consideration to be paid to the holders of capital stock of Global Bit Ventures Inc. (the “Company”) in the proposed Transaction (as defined below) pursuant to the Agreement and Plan of Merger, dated as of November 1, 2017 (as amended as set forth below, the “Merger Agreement”), by and among Marathon, the Company and a newly-formed wholly-owned subsidiary of Marathon (“Acquirer”). Pursuant to the Merger Agreement, Marathon will cause Acquirer to merge with and into the Company and (i) each outstanding share of common stock, par value $0.001 per share (“GBV Common Stock”), of the Company will be converted into the right to receive 1.6319834708 shares of Marathon Common Stock (the “GBV Common Stock Consideration”), (ii) each outstanding share of Series A convertible preferred stock, par value $0.0001 per share (the “GBV Preferred Stock”), of the Company will be converted into the right to receive 1.6319834708 shares of 0% Series C convertible preferred stock, par value $0.0001 per share (“Marathon Series C Preferred Stock”), of Marathon, and (iii) the principal amount of all of the convertible notes of the Company will be converted into 30,599,690 shares of Marathon Series C Preferred Stock (collectively, the “Consideration”). We understand that, in connection with the Transaction, the outstanding amount of all of the convertible notes of Marathon will be converted into shares of Series E preferred stock, par value $0.0001 per share, of Marathon.

The opinion set forth herein is given subject to, and qualified in its entirety by, the Merger Agreement having been amended by Marathon, the Company and Acquirer to reflect the financial terms of the Transaction and the Consideration as set forth above.

For purposes of the opinion set forth herein, we have, among other things:

(i)	reviewed the Merger Agreement;

(ii)	reviewed certain publicly available business and financial information of Marathon that we believe to be relevant to our inquiry;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning Marathon and the Company, respectively, including certain information prepared by the management of each of Marathon and the Company relating to the patent portfolios of Marathon and the business of the Company, respectively;

(iv)	reviewed certain financial forecasts relating to the Company prepared by the management of the Company (the “Company Forecasts”);

(v)	reviewed certain financial forecasts relating to the Parent prepared by the management of the Parent (the “Parent Forecasts”);

Marathon Patent Group, Inc.

December 13, 2017

(vi)	discussed certain aspects of the Transaction and the past and current businesses, financial condition and prospects of Marathon and the Company with management of each of Marathon and the Company, respectively;

(vii)	reviewed the reported prices and trading activity for the twelve month period ending October 31, 2017, of Marathon Common Stock;

(viii)	compared the financial performance of Marathon and the reported prices of Marathon Common Stock with that of certain publicly traded companies we deemed relevant; and

(ix)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which we deemed relevant.

In conducting our review and arriving at our opinion, with your consent, we have not independently verified, nor have we assumed responsibility or liability for independently verifying, any of the foregoing information and we have assumed and relied upon such information being accurate and complete in all material respects, and we have further relied upon the assurances of the management of each of Marathon and the Company that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any material respect. With respect to the Marathon Forecasts and Company Forecasts, we have assumed, upon the advice of the Company and at the direction of Marathon, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of each of the Company and Marathon as to the future financial performance of the Company and Marathon. We have not been engaged to assess the accuracy, completeness or achievability of the Marathon Forecasts and the Company Forecasts or the assumptions on which they were based, and we express no view as to the Marathon Forecasts or the Company Forecasts or such assumptions. We note, however, that no actual or projected financial information for the fourth quarter of 2017 was provided to us for purposes of our analysis hereunder. Therefore, none of our analysis of Marathon hereunder relies on actual or projected performance of Marathon for the fourth quarter of 2017, and we do not expect that any analysis for that quarter would have materially affected the analysis or our opinion as set forth herein. In addition, we assume the Company’s financial statements have been prepared in accordance with, and based on, generally accepted accounting principles (“GAAP”).

We also have not performed any analysis to review or assess the potential pro forma financial effects of the Transaction on Marathon or the potential dilutive effects of the Transaction on existing security holders of Marathon, and we have not considered such effects for purposes of our opinion. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, of either Marathon or the Company, nor have we been furnished with any such valuation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Marathon or the Company. We have relied upon, without independent verification, the assessments of the management of Marathon as to the ability of Marathon to successfully integrate the businesses of Marathon and the Company and retain key employees of the Company. We also have relied upon, without independent verification, the assessments of the management of each of Marathon and the Company as to the patent portfolios of Marathon (including, without limitation, the validity of, and risks associated with, the patents in such portfolios and the ability of Marathon to successfully monetize such portfolios through licensing and patent litigation) and the business of the Company, and we have assumed, at the direction of Marathon, that there will be no developments with respect to any such matters that would affect our analyses or the opinion as set forth herein. However, as you are aware, we have not been provided by Marathon with the assessments of the management of Marathon as to the likelihood, timing and amount of monetization of Marathon’s patent portfolios or specific patents.

Marathon Patent Group, Inc.

December 13, 2017

We also have assumed, with your consent, that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other applicable federal, state and local statutes, rules, regulations and ordinances, that the representations and warranties of each party in the Merger Agreement are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by such party under such agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no modification, delay, limitation, restriction or condition, including any divestiture requirements, will be imposed or waivers made that would have an adverse effect on Marathon, the Company or the Acquirer or on the contemplated benefits of the Transaction. We have assumed, with your consent, that the Transaction will qualify for the intended tax treatment described in the Merger Agreement for U.S. federal income tax purposes, including, without limitation, that the Transaction will constitute a “reorganization” within the meaning of the Internal Revenue Code Section 368(a)(1)(B) and (ii) Internal Revenue Code Section 7874 (or any other U.S. federal tax law), existing regulations promulgated thereunder and official interpretation thereof as set forth in published guidance.

We were not requested to, and did not, participate in the negotiation or structuring of the Aggregate Consideration or any other aspect of the Transaction or advise Marathon with respect to any evaluation of alternatives to the Transaction. Our opinion only addresses the fairness from a financial point of view to Marathon of the Aggregate Consideration, and our opinion does not in any manner address any other aspect or implication of the Transaction, or any agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the form or structure of the Transaction, the tax, accounting or legal consequences thereof, or the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Aggregate Consideration or otherwise. Our opinion also does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Marathon, the underlying business decision of Marathon to proceed with the Transaction , or the effects of any other transaction in which Marathon or the Company might engage. Our opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice. The issuance of this opinion was approved by an authorized Roth internal committee. Our opinion is necessarily based on economic, market and other conditions as they existed and could be evaluated on, and the information made available to us as of, the day before the date of the Merger Agreement. We express no opinion as to the underlying valuation, future performance or long-term viability of Marathon or the Company. Further, we express no opinion as to what the value of Marathon Common Stock, Marathon Series C Preferred Stock, GBV Common Stock or GBV Preferred Stock actually will be upon consummation of the Transaction or the prices at which shares of Marathon Common Stock or Marathon Series C Preferred Stock will trade, or otherwise be purchased or sold, at any time. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

We were retained solely to render this letter and will receive a fee for this letter. We will not receive any other payment or compensation contingent upon the consummation of the Transaction. Marathon has agreed to indemnify us for certain liabilities and other items arising out our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Marathon or the Company other than in connection with providing a fairness opinion to Marathon for which we received a $250,000 fee in August of 2015.

Marathon Patent Group, Inc.

December 13, 2017

Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We and our affiliates may in the future provide investment banking and other financial services to Marathon or the Company, for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity securities, or other interests or securities of Marathon and, accordingly, may at any time hold a long or a short position in such securities.

It is understood that this opinion is for the use and benefit of the Board of Directors of Marathon (the “Board”) (in its capacity as such) in connection with its evaluation of the financial terms of the Transaction. This opinion should not be construed as creating, and does not create, any fiduciary duty on Roth’s part to any party. This opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction. This opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Roth or any of its affiliates be made without our prior written consent except that this letter may be reproduced in its entirety, if required, in a registration statement or other form filed by Marathon with the Securities and Exchange Commission under the Exchange Act, provided that this letter is reproduced in such filing in full and that any description of or reference to us or summary of this letter in such filing will be in a form reasonably acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

On the basis of and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion that as of October 31, 2017, the Consideration is fair, from a financial point of view, to the holders of Marathon Common Stock.

Very truly yours,

Roth Capital Partners LLC